Exhibit 99.1
Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Fourth Quarter 2023		Full Year 2023
●	Total revenue increased 3.0% to $2,787 million	●	Total revenue increased 4.0% to $11,144 million
●	Property revenue increased 4.6% to $2,766 million	●	Property revenue increased 5.1% to $11,001 million
●	Net income increased 101.9% to $13 million(1)(2)(3)	●	Net income decreased 19.4% to $1,367 million(1)(2)
●	Adjusted EBITDA increased 3.2% to $1,761 million	●	Adjusted EBITDA increased 6.7% to $7,087 million
●	Net income attributable to AMT common stockholders increased 112.4% to $85 million(1)(2)(3)	●	Net income attributable to AMT common stockholders decreased 16.0% to $1,483 million(1)(2)
●	AFFO attributable to AMT common stockholders decreased 2.1% to $1,070 million	●	AFFO attributable to AMT common stockholders increased 2.1% to $4,612 million
Boston, Massachusetts – February 27, 2024: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter and full year ended December 31, 2023.
Steven Vondran, American Tower’s Chief Executive Officer, stated, “We delivered another year of solid results at American Tower. In 2023, we combined record colocation and amendment growth in the US & Canada and a second consecutive year of record sales at CoreSite, with resilient performance in our international markets. We also focused on cost discipline to drive strong margin expansion and cash flow growth despite a challenging macroeconomic backdrop, and strengthened our financial position through a number of balance sheet initiatives that reduced net leverage, optimized our floating rate debt exposure and extended maturities.
Looking to 2024 and beyond, technology evolutions such as 5G, AI and the requirement for more distributed compute workloads are expected to drive tremendous demand for our communications infrastructure assets. As a result, we’re focused on leveraging our differentiated global scale, best-in-class operating model and investment-grade balance sheet to deliver increasing shareholder returns, strong, sustainable growth and a unique value proposition for all of our stakeholders.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter and full year ended December 31, 2023 (all comparative information is presented against the quarter and full year ended December 31, 2022).

($ in millions, except per share amounts.)	Q4 2023	Growth Rate	FY 2023	Growth Rate
Total revenue	$2,787	3.0%	$11,144	4.0%
Total property revenue	$2,766	4.6%	$11,001	5.1%
Total Tenant Billings Growth	$129	7.1%	$530	7.2%
Organic Tenant Billings Growth	$112	6.1%	$460	6.3%
Property Gross Margin	$1,966	5.5%	$7,801	6.7%
Property Gross Margin %	71.1%		70.9%
Net income(1)(2)(3)	$13	101.9%	$1,367	(19.4)%
Net income attributable to AMT common stockholders(1)(2)(3)	$85	112.4%	$1,483	(16.0)%
Net income attributable to AMT common stockholders per diluted share(1)(2)(3)	$0.18	112.2%	$3.18	(16.8)%
Adjusted EBITDA	$1,761	3.2%	$7,087	6.7%
Adjusted EBITDA Margin %	63.2%		63.6%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(1)	$858	40.0%	$4,610	(12.7)%
AFFO attributable to AMT common stockholders	$1,070	(2.1)%	$4,612	2.1%
AFFO attributable to AMT common stockholders per Share	$2.29	(2.1)%	$9.87	1.1%

Cash provided by operating activities	$1,142	(3.6)%	$4,722	27.8%
Less: total cash capital expenditures(4)	$531	(20.2)%	$1,830	(3.8)%
Free Cash Flow	$611	17.7%	$2,893	61.3%
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(1)Q4 2023 and FY 2023 growth rates impacted by foreign currency (losses) gains of approximately $(378) million and $(331) million, respectively, in the current period as compared to foreign currency (losses) gains of approximately $(662) million and $449 million, respectively, in the prior-year periods.
(2)Q4 2023 and FY 2023 growth rates impacted by impairment charges of $205 million and $604 million, respectively, in the current period as compared to impairment charges of $642 million and $656 million, respectively, in the prior-year periods, primarily in India. Impairment charges for the three months ended December 31, 2023 include a goodwill impairment charge of $80 million related to the Company’s Spain reporting unit due to an increase in the weighted average cost of capital in such unit. For the twelve months ended December 31, 2023, impairment charges include the recognition of goodwill impairment charges of $402 million related to the Company’s Spain and India reporting units.
(3)Q4 2023 net income growth rates reflect the absolute growth rates as the Q4 2022 net income results represented losses of approximately $(717) million, $(684) million and $(1.47) for net income (loss), net income (loss) attributable to AMT common stockholders and net income (loss) attributable to AMT common stockholders per diluted share, respectively, for the three months ended December 31, 2022.
(4)Q4 2023 and FY 2023 cash capital expenditures include $9.7 million and $44.9 million, respectively, of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.
Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter and full year ended December 31, 2023, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q4 2023(1)	FY 2023
Distributions per share	$1.70	$6.45
Aggregate amount (in millions)	$793	$3,007
Year-over-year per share growth	9.0%	10.1%
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(1)    The distribution declared on December 13, 2023 was paid on February 1, 2024 to stockholders of record as of the close of business on December 28, 2023.

Capital Expenditures – During the fourth quarter of 2023, total capital expenditures were approximately $531 million, of which $85 million was for non-discretionary capital improvements and corporate capital expenditures. For the full year 2023, total capital expenditures were approximately $1.8 billion, of which $217 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the fourth quarter of 2023, the Company spent approximately $16 million to acquire communications sites and other communications related infrastructure globally. For the full year 2023, the Company spent approximately $168 million to acquire communications sites, previously subleased sites in the U.S. and other communications related infrastructure globally.
Other Events – On January 4, 2024, the Company, through its subsidiaries, ATC Asia Pacific Pte. Ltd. and ATC Telecom Infrastructure Private Limited (“ATC TIPL”), which holds the Company’s operations in India, consistent with its previously disclosed exploration of strategic alternatives for the Company’s operations in India, entered into an agreement with Data Infrastructure Trust (“DIT”), an infrastructure investment trust sponsored by an affiliate of Brookfield Asset Management, pursuant to which DIT will acquire a 100% ownership interest in ATC TIPL (the “Pending ATC TIPL Transaction”). The Company will retain the full economic benefit associated with the optionally convertible debentures issued by a customer in India, Vodafone Idea Limited (the “VIL OCDs”), and rights to payments on certain existing customer receivables. Subject to certain pre-closing terms, total aggregate consideration would potentially represent up to approximately 210 billion Indian Rupees (approximately $2.5 billion), including the value of the VIL OCDs, payments on certain existing customer receivables, the repayment of existing intercompany debt and the repayment, or assumption, of the Company’s existing term loan in India, by DIT. Additionally, the Pending ATC TIPL Transaction is expected to close in the second half of 2024, subject to customary closing conditions, including government and regulatory approval.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended December 31, 2023, the Company’s Net Leverage Ratio was 5.2x net debt (total debt less cash and cash equivalents) to fourth quarter 2023 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding.)	As of December 31, 2023
Total debt	$38,922
Less: Cash and cash equivalents	1,973
Net Debt	$36,948
Divided By: Fourth quarter annualized Adjusted EBITDA(1)	7,043
Net Leverage Ratio	5.2x
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(1)Q4 2023 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of December 31, 2023, the Company had approximately $9.6 billion of total liquidity, consisting of approximately $2.0 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $7.6 billion under its revolving credit facilities, net of any outstanding letters of credit.
On January 12, 2024, the Company repaid $500.0 million aggregate principal amount of its 0.600% senior unsecured notes due 2024 (the “0.600% Notes”) upon their maturity. The 0.600% Notes were repaid using borrowings under its $6.0 billion senior unsecured multicurrency revolving credit facility. Upon completion of the repayment, none of the 0.600% Notes remained outstanding.

On February 14, 2024, the Company repaid $1.0 billion aggregate principal amount of its 5.00% senior unsecured notes due 2024 (the “5.00% Notes”) upon their maturity. The 5.00% Notes were repaid using borrowings under its $6.0 billion senior unsecured multicurrency revolving credit facility. Upon completion of the repayment, none of the 5.00% Notes remained outstanding.

FULL YEAR 2024 OUTLOOK
The following full year 2024 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of February 27, 2024. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking statements” included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for February 27, 2024 through December 31, 2024: (a) 1,272 Argentinean Pesos; (b) 1.52 Australian Dollars; (c) 111.50 Bangladeshi Taka; (d) 4.95 Brazilian Reais; (e) 1.34 Canadian Dollars; (f) 920 Chilean Pesos; (g) 4,040 Colombian Pesos; (h) 0.92 Euros; (i) 12.85 Ghanaian Cedis; (j) 83.10 Indian Rupees; (k) 161 Kenyan Shillings; (l) 17.50 Mexican Pesos; (m) 1.63 New Zealand Dollars; (n) 1,500 Nigerian Naira; (o) 7,300 Paraguayan Guarani; (p) 3.75 Peruvian Soles; (q) 56.10 Philippine Pesos; (r) 18.85 South African Rand; (s) 3,810 Ugandan Shillings; and (t) 600 West African CFA Francs.
The Company’s outlook reflects estimated negative impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and AFFO attributable to AMT common stockholders of approximately $191 million, $132 million and $82 million, respectively, relative to the Company’s 2023 results. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s 2024 outlook assumes a full year contribution from the India business, which includes approximately $65 million of incremental revenue reserves, with a corresponding negative impact to the financial measures below, including a $0.14 per share negative impact to AFFO attributable to AMT common stockholders per Share. The Company’s outlook reflects India contributions of $1,165 million, $360 million and $285 million for property revenue, Adjusted EBITDA and Unlevered AFFO attributable to AMT common stockholders, defined as AFFO attributable to AMT common stockholders before deducting net interest charges, respectively. The Company expects the closing of the Pending ATC TIPL Transaction in the second half of 2024. For illustrative purposes, assuming an October 1, 2024 closing, the Company would estimate a reduction to its outlook of $295 million, $95 million, $75 million and $0.09 for property revenue, Adjusted EBITDA, AFFO Attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share, respectively. Additional information pertaining to Unlevered AFFO attributable to AMT common stockholders and the expected contributions from India to the Company’s 2024 outlook has been provided on page 20 of the Company’s the fourth quarter and full year 2023 earnings presentation available on the Company’s website.
The Company’s outlook also reflects an estimated $750 million decrease in depreciation and amortization, and a $75 million decrease to accretion expense for the year ended December 31, 2024, based on preliminary information obtained to date, related to the Company's review, and possible extension, of the estimated useful lives of its tower assets and estimated settlement dates for its asset retirement obligations.
Additional information pertaining to the impact of foreign currency and Secured Overnight Financing Rate fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2024 Outlook ($ in millions, except per share amounts.)	Full Year 2024			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$11,050	to	$11,230	1.3%
Net income	3,305	to	3,415	145.8%
Net income attributable to AMT common stockholders	3,295	to	3,405	125.8%
Adjusted EBITDA	7,080	to	7,190	0.7%
AFFO attributable to AMT common stockholders	4,780	to	4,890	4.8%
AFFO attributable to AMT common stockholders per Share	$10.21	to	$10.45	4.7%
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(1)Includes U.S. & Canada segment property revenue of $5,210 million to $5,270 million, international property revenue of $4,940 million to $5,040 million and Data Centers segment property revenue of $900 million to $920 million, reflecting midpoint growth rates of 0.5%, 0.8% and 9.0%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of over 3% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 4% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments. Data Centers segment property revenue reflects revenue from the Company’s data center facilities and related assets.

2024 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	International Property(3)	Data Centers Property(4)	Total Property
International pass-through revenue(5)	N/A	$1,610	N/A	$1,610
Straight-line revenue(6)	216	21	14	251
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.
(4)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.
(5)Includes $565 million in international pass-through revenue related to the Company’s India operations.
(6)Includes $(5) million in straight-line revenue related to the Company’s India operations.

2024 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	~4.7%	~5%	~5%
New Site Tenant Billings	~0%	~2%	~1%
Total Tenant Billings Growth	~4.7%	~7%	~6%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures(1): ($ in millions, totals may not add due to rounding.)
	Full Year 2024
Discretionary capital projects(2)	$790	to	$820
Ground lease purchases	70	to	90
Start-up capital projects	65	to	85
Redevelopment	455	to	485
Capital improvement	155	to	165
Corporate	10	—	10
Total	$1,545	to	$1,655
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(1)Outlook for Capital Expenditures includes approximately $100 million related to the Company’s India operations, largely associated with discretionary capital projects, redevelopment and capital improvements of $20 million, $60 million and $20 million, respectively.
(2)Includes the construction of 2,500 to 3,500 communications sites globally, including approximately 800 in India, and $450 million of development spend in the Company’s Data Centers segment.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2024
Net income	$3,305	to	$3,415
Interest expense	1,460	to	1,440
Depreciation, amortization and accretion	1,930	to	1,950
Income tax provision	410	to	420
Stock-based compensation expense	190	—	190
Other, including other operating expenses, interest income, (gain) loss on retirement of long-term obligations and other (income) expense	(215)	to	(225)
Adjusted EBITDA	$7,080	to	$7,190

Reconciliation of Outlook for AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2024
Net income	$3,305	to	$3,415
Straight-line revenue	(251)	—	(251)
Straight-line expense	51	—	51
Depreciation, amortization and accretion	1,930	to	1,950
Stock-based compensation expense	190	—	190
Deferred portion of income tax and other income tax adjustments	65	—	65
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, (gain) loss on retirement of long-term obligations, other (income) expense and long-term deferred interest charges	(17)	to	(27)
Capital improvement capital expenditures	(155)	to	(165)
Corporate capital expenditures	(10)	—	(10)
Adjustments and Distributions for unconsolidated affiliates and noncontrolling interests	$(328)	—	$(328)
AFFO attributable to AMT common stockholders	$4,780	to	$4,890
Divided by weighted average diluted shares outstanding (in thousands)	468,000	—	468,000
AFFO attributable to AMT common stockholders per Share	$10.21	to	$10.45

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter and full year ended December 31, 2023 and its outlook for 2024. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 3589117
When available, a replay of the call can be accessed until 11:59 p.m. ET on March 12, 2024. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 6745967
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 224,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, AFFO attributable to American Tower Corporation common stockholders per Share, Unlevered AFFO attributable to AMT common stockholders, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.
Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), including Goodwill impairment, depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion less dividends to noncontrolling interests, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, and (viii) other operating income (expense), less cash payments related to capital improvements and cash payments related to corporate capital expenditures, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of AFFO attributable to American Tower Corporation common stockholders. The Company believes this measure provides valuable insight into the operating performance of its assets by further adjusting the Nareit AFFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector. The Company believes providing this metric, excluding the impacts of noncontrolling interests, enhances transparency, given the minority interest in its Europe business and its U.S. data center business.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Unlevered AFFO attributable to AMT common stockholders: AFFO attributable to AMT common stockholders before deducting net interest charges. The Company believes this measure provides valuable insight into the India business’ contributions to the Company’s AFFO attributable to AMT common stockholders metric, before making assumptions on the use of proceeds for the Pending ATC TIPL Transaction.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2024 outlook and other targets, foreign currency exchange rates, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India, including impacts on our customers’ payments, and factors that could affect such expectations, the creditworthiness and financial strength of our customers, the expected impacts of strategic partnerships on our business, our expectations for the closing of signed agreements, including the Pending ATC TIPL Transaction, and the expected impacts of such agreements on our business, our expectations regarding potential additional impairments in India and factors that could affect our expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (3) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) increasing competition within our industries may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (7) competition to purchase assets could adversely affect our ability to achieve our return on investment criteria; (8) strategic partnerships, and divestitures, such as the Pending ATC TIPL Transaction, may materially and adversely affect our financial condition, results of operations or cash flows; (9) our leverage and debt service obligations, including during a rising interest rates environment, may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and may reduce funds available to satisfy our distribution requirements; (10) rising inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (11) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (12) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (13) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (14) we may be adversely affected by regulations related to climate change; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; and (22) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information that will be provided in the section entitled “Risk Factors” in our upcoming annual report on Form 10-K, and other risks described in documents we subsequently file from time to time with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,973.3	$2,028.4
Restricted cash	120.1	112.3
Accounts receivable, net	669.7	758.3
Prepaid and other current assets	946.9	723.3
Total current assets	3,710.0	3,622.3
PROPERTY AND EQUIPMENT, net	19,788.8	19,998.3
GOODWILL	12,639.0	12,956.7
OTHER INTANGIBLE ASSETS, net	16,520.7	17,983.3
DEFERRED TAX ASSET	179.1	129.2
DEFERRED RENT ASSET	3,521.8	3,039.1
RIGHT-OF-USE ASSET	8,878.8	8,918.9
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	789.4	546.7
TOTAL	$66,027.6	$67,194.5
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$258.7	$218.6
Accrued expenses	1,280.6	1,344.2
Distributions payable	906.2	745.3
Accrued interest	387.0	261.0
Current portion of operating lease liability	794.6	788.9
Current portion of long-term obligations	3,187.5	4,514.2
Unearned revenue	434.7	439.7
Total current liabilities	7,249.3	8,311.9
LONG-TERM OBLIGATIONS	35,734.0	34,156.0
OPERATING LEASE LIABILITY	7,438.7	7,591.9
ASSET RETIREMENT OBLIGATIONS	2,158.2	2,047.4
DEFERRED TAX LIABILITY	1,361.4	1,492.0
OTHER NON-CURRENT LIABILITIES	1,220.6	1,186.8
Total liabilities	55,162.2	54,786.0
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.8
Additional paid-in capital	14,872.9	14,689.0
Distributions in excess of earnings	(3,638.8)	(2,101.9)
Accumulated other comprehensive loss	(5,739.5)	(5,718.3)
Treasury stock	(1,301.2)	(1,301.2)
Total American Tower Corporation equity	4,198.2	5,572.4
Noncontrolling interests	6,667.2	6,836.1
Total equity	10,865.4	12,408.5
TOTAL	$66,027.6	$67,194.5

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
REVENUES:
Property	$2,765.7	$2,644.8	$11,001.2	$10,470.0
Services	21.0	60.2	143.0	241.1
Total operating revenues	2,786.7	2,705.0	11,144.2	10,711.1
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	800.1	782.1	3,200.5	3,156.4
Services	11.3	22.9	60.1	107.4
Depreciation, amortization and accretion	764.9	814.7	3,086.5	3,355.1
Selling, general, administrative and development expense(1)	252.3	224.3	992.5	972.3
Other operating expenses(2)	161.2	669.0	377.7	767.6
Goodwill impairment(3)	80.0	—	402.0	—
Total operating expenses	2,069.8	2,513.0	8,119.3	8,358.8
OPERATING INCOME	716.9	192.0	3,024.9	2,352.3
OTHER INCOME (EXPENSE):
Interest income	36.3	28.6	143.4	71.6
Interest expense	(350.7)	(303.5)	(1,398.2)	(1,136.5)
Loss on retirement of long-term obligations	—	—	(0.3)	(0.4)
Other (expense) income (including foreign currency (losses) gains of ($377.7), ($661.9), ($330.8) and $449.4, respectively)	(367.3)	(675.7)	(248.5)	433.7
Total other expense	(681.7)	(950.6)	(1,503.6)	(631.6)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	35.2	(758.6)	1,521.3	1,720.7
Income tax (provision) benefit(4)	(21.9)	42.0	(154.2)	(24.0)
NET INCOME (LOSS)	13.3	(716.6)	1,367.1	1,696.7
Net loss attributable to noncontrolling interests	71.6	32.8	116.2	69.1
NET INCOME (LOSS) ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$84.9	$(683.8)	$1,483.3	$1,765.8
NET INCOME (LOSS) PER COMMON SHARE AMOUNTS:
Basic net income (loss) attributable to American Tower Corporation common stockholders	$0.18	$(1.47)	$3.18	$3.83
Diluted net income (loss) attributable to American Tower Corporation common stockholders	$0.18	$(1.47)	$3.18	$3.82
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	466,249	465,609	466,063	461,519
DILUTED	467,453	466,696	467,162	462,750

_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense in aggregate amounts of $37.7 million and $195.7 million for the three and twelve months ended December 31, 2023, respectively, and $31.2 million and $169.3 million for the three and twelve months ended December 31, 2022, respectively.
(2)Three and twelve months ended December 31, 2023 include approximately $125 million and $202 million, respectively, of impairment charges, as compared to impairment charges of approximately $642 million and $656 million, respectively, primarily in India, for the three and twelve months ended December 31, 2022, respectively.
(3)Goodwill impairment charges include $80 million for the Spain reporting unit recorded during the three months December 31, 2023 and $322 million for the India reporting unit recorded during the three months ended September 30, 2023.
(4)Three and twelve months ended December 31, 2022 reflects income tax benefits associated with intangible asset impairments, primarily in India.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,367.1	$1,696.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	3,086.5	3,355.1
Stock-based compensation expense	195.7	169.3
Loss on early retirement of long-term obligations	0.3	0.4
Other non-cash items reflected in statements of operations	886.7	93.9
Increase in net deferred rent balances	(472.0)	(499.8)
Right-of-use asset and Operating lease liability, net	(103.7)	(9.3)
Changes in unearned revenue	(43.4)	(818.9)
Increase in assets	(377.1)	(274.7)
Increase (decrease) in liabilities	182.3	(16.5)
Cash provided by operating activities	4,722.4	3,696.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(1,798.1)	(1,873.6)
Payments for acquisitions, net of cash acquired	(168.0)	(549.0)
Proceeds from sales of short-term investments and other non-current assets	17.3	19.6
Deposits and other	253.3	47.8
Cash used for investing activities	(1,695.5)	(2,355.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings, net	148.7	28.8
Borrowings under credit facilities	6,120.0	4,190.0
Proceeds from issuance of senior notes, net	5,678.3	1,293.6
Proceeds from issuance of securities in securitization transaction	1,300.0	—
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(1)	(13,230.3)	(9,625.5)
Contributions from noncontrolling interest holders	4.1	3,120.8
Distributions to noncontrolling interest holders	(46.5)	(10.9)
Purchases of common stock	—	(18.8)
Proceeds from stock options and employee stock purchase plan	22.1	32.4
Distributions paid on common stock	(2,949.3)	(2,630.4)
Proceeds from the issuance of common stock, net	—	2,291.7
Deferred financing costs and other financing activities(2)	(144.5)	(94.9)
Cash used for financing activities	(3,097.4)	(1,423.2)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	23.2	(120.4)
NET DECREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	(47.3)	(202.6)
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	2,140.7	2,343.3
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,093.4	$2,140.7
CASH PAID FOR INCOME TAXES, NET(3)	$306.5	$322.3
CASH PAID FOR INTEREST	$1,260.0	$1,088.6
_______________
(1)Twelve months ended December 31, 2023 and December 31, 2022 include $6.2 million and $6.7 million of finance lease payments, respectively.
(2)Twelve months ended December 31, 2023 and December 31, 2022 include $38.7 million and $36.7 million of perpetual land easement payments, respectively.
(3)Twelve months ended December 31, 2022 include $48.3 million related to the Global Tower Partners (“GTP”) one-time cash settlement. In 2015, the Company incurred charges in connection with a tax election pursuant to which MIP Tower Holdings LLC, parent company to GTP, would no longer operate as a separate REIT for federal and state income tax purposes. The Company finalized a settlement related to this tax election in the twelve month period ended December 31, 2022.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2023
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,301	$435	$336	$294	$185	$1,250	$215	$2,766	$21	$2,787
Segment operating expenses	213	144	177	105	70	497	90	800	11	811
Segment Gross Margin	$1,088	$291	$159	$189	$115	$753	$125	$1,966	$10	$1,975
Segment SG&A(3)	42	26	6	26	21	79	18	140	6	145
Segment Operating Profit	$1,045	$265	$152	$162	$94	$674	$107	$1,826	$4	$1,830
Segment Operating Profit Margin	80%	61%	45%	55%	51%	54%	50%	66%	19%	66%

Growth Metrics
Revenue Growth	1.7%	1.9%	45.1%	(12.5)%	6.2%	7.0%	8.8%	4.6%	(65.1)%	3.0%
Total Tenant Billings Growth	5.1%	4.3%	8.1%	20.3%	10.0%	10.1%	N/A	7.1%
Organic Tenant Billings Growth	5.1%	4.1%	6.6%	13.3%	8.5%	7.7%	N/A	6.1%

Revenue Components(4)
Prior-Year Tenant Billings	$1,107	$265	$153	$183	$114	$715	$—	$1,822
Colocations/Amendments	53	8	10	15	4	37	—	90
Escalations	34	18	3	17	7	45	—	79
Cancellations	(28)	(15)	(4)	(9)	(1)	(29)	—	(57)
Other	(2)	0	1	1	(0)	2	—	1
Organic Tenant Billings	$1,164	$276	$163	$208	$124	$770	$—	$1,934
New Site Tenant Billings	(0)	0	2	13	2	17	—	17
Total Tenant Billings	$1,163	$276	$165	$220	$125	$787	$—	$1,951
Foreign Currency Exchange Impact(5)	(0)	23	(2)	(28)	7	1	—	0
Total Tenant Billings (Current Period)	$1,163	$300	$163	$193	$133	$788	$—	$1,951

Straight-Line Revenue	107	(1)	6	18	1	23	4	135
Pre-paid Amortization Revenue	23	1	—	0	5	6	—	30
Other Revenue	7	17	17	(6)	5	32	211	251
International Pass-Through Revenue	—	110	152	132	39	434	—	434
Foreign Currency Exchange Impact(6)	(0)	9	(3)	(43)	3	(34)	—	(34)
Total Property Revenue (Current Period)	$1,301	$435	$336	$294	$185	$1,250	$215	$2,766
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2022
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,279	$427	$231	$336	$174	$1,169	$198	$2,645	$60	$2,705
Segment operating expenses	214	132	169	116	69	485	83	782	23	805
Segment Gross Margin	$1,065	$295	$62	$220	$105	$683	$115	$1,863	$37	$1,900
Segment SG&A(3)	49	26	4	16	11	58	16	123	6	128
Segment Operating Profit	$1,016	$269	$58	$204	$94	$626	$99	$1,740	$32	$1,772
Segment Operating Profit Margin	79%	63%	25%	61%	54%	54%	50%	66%	52%	65%

Growth Metrics
Revenue Growth	3.8%	14.8%	(24.4)%	27.0%	(7.2)%	3.4%	1,174.2%	11.2%	(10.4)%	10.6%
Total Tenant Billings Growth	3.9%	6.6%	6.4%	12.1%	8.4%	8.3%	N/A	5.7%
Organic Tenant Billings Growth	4.1%	6.4%	2.5%	7.0%	5.9%	5.6%	N/A	4.7%

Revenue Components(4)
Prior-Year Tenant Billings	$1,065	$244	$158	$188	$119	$708	$—	$1,772
Colocations/Amendments	43	8	8	14	3	34	—	77
Escalations	31	22	3	10	5	40	—	72
Cancellations	(29)	(15)	(7)	(12)	(1)	(35)	—	(63)
Other	(2)	0	0	0	(0)	0	—	(2)
Organic Tenant Billings	$1,109	$259	$162	$201	$126	$747	$—	$1,856
New Site Tenant Billings	(2)	1	6	9	3	19	—	17
Total Tenant Billings	$1,107	$260	$168	$210	$128	$766	$—	$1,873
Foreign Currency Exchange Impact(5)	(0)	5	(15)	(27)	(14)	(51)	—	(52)
Total Tenant Billings (Current Period)	$1,107	$265	$153	$183	$114	$715	$—	$1,822

Straight-Line Revenue	144	(2)	(11)	11	1	(1)	6	149
Pre-paid Amortization Revenue	24	0	—	0	4	4	—	29
Other Revenue	4	55	(26)	34	8	72	191	267
International Pass-Through Revenue	—	104	123	137	55	419	—	419
Foreign Currency Exchange Impact(6)	(0)	4	(7)	(29)	(8)	(40)	—	(40)
Total Property Revenue (Current Period)	$1,279	$427	$231	$336	$174	$1,169	$198	$2,645
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2023
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$5,216	$1,798	$1,151	$1,226	$776	$4,950	$835	$11,001	$143	$11,144
Segment operating expenses	850	566	704	433	300	2,003	348	3,201	60	3,261
Segment Gross Margin	$4,366	$1,232	$447	$792	$476	$2,947	$487	$7,801	$83	$7,884
Segment SG&A(3)	165	108	42	79	66	295	72	532	23	555
Segment Operating Profit	$4,201	$1,124	$405	$713	$411	$2,652	$415	$7,268	$60	$7,328
Segment Operating Profit Margin	81%	63%	35%	58%	53%	54%	50%	66%	42%	66%

Growth Metrics
Revenue Growth	4.2%	6.3%	6.9%	2.8%	5.4%	5.4%	8.9%	5.1%	(40.7)%	4.0%
Total Tenant Billings Growth	5.3%	5.4%	8.2%	18.5%	10.1%	10.2%	N/A	7.2%
Organic Tenant Billings Growth	5.3%	5.2%	5.4%	12.8%	8.3%	7.7%	N/A	6.3%

Revenue Components(4)
Prior-Year Tenant Billings	$4,416	$1,068	$626	$764	$465	$2,923	$—	$7,339
Colocations/Amendments	230	35	41	58	14	148	—	378
Escalations	132	82	13	79	29	202	—	334
Cancellations	(119)	(61)	(22)	(44)	(3)	(130)	—	(250)
Other	(8)	0	2	4	(1)	5	—	(3)
Organic Tenant Billings	$4,650	$1,124	$660	$861	$504	$3,148	$—	$7,799
New Site Tenant Billings	(1)	2	17	44	9	72	—	70
Total Tenant Billings	$4,649	$1,126	$677	$905	$512	$3,220	$—	$7,869
Foreign Currency Exchange Impact(5)	(0)	68	(34)	(120)	13	(73)	—	(73)
Total Tenant Billings (Current Period)	$4,649	$1,194	$643	$785	$525	$3,147	$—	$7,796

Straight-Line Revenue	394	(7)	10	66	3	71	19	484
Pre-paid Amortization Revenue	89	2	—	1	19	22	—	110
Other Revenue	86	130	(23)	(33)	26	100	815	1,002
International Pass-Through Revenue	—	449	544	523	196	1,712	—	1,712
Foreign Currency Exchange Impact(6)	(0)	30	(23)	(116)	6	(103)	—	(103)
Total Property Revenue (Current Period)	$5,216	$1,798	$1,151	$1,226	$776	$4,950	$835	$11,001
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2022
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$5,006	$1,692	$1,077	$1,193	$736	$4,697	$767	$10,470	$241	$10,711
Segment operating expenses	845	527	698	445	320	1,989	322	3,156	107	3,264
Segment Gross Margin	$4,161	$1,165	$379	$747	$416	$2,708	$445	$7,314	$134	$7,447
Segment SG&A(3)	183	108	69	80	52	309	64	556	22	579
Segment Operating Profit	$3,978	$1,058	$310	$667	$364	$2,399	$381	$6,757	$111	$6,869
Segment Operating Profit Margin	79%	63%	29%	56%	49%	51%	50%	65%	46%	64%

Growth Metrics
Revenue Growth	1.7%	15.5%	(10.2)%	18.6%	48.3%	12.7%	3,204.3%	14.9%	(2.5)%	14.5%
Total Tenant Billings Growth	1.1%	11.2%	6.3%	13.7%	56.2%	16.4%	N/A	6.9%
Organic Tenant Billings Growth	1.1%	7.9%	2.6%	7.7%	8.4%	6.6%	N/A	3.2%

Revenue Components(4)
Prior-Year Tenant Billings	$4,369	$959	$625	$735	$331	$2,650	$—	$7,019
Colocations/Amendments	149	35	36	55	13	139	—	288
Escalations	132	87	12	40	20	158	—	290
Cancellations	(224)	(48)	(30)	(39)	(5)	(122)	—	(347)
Other	(6)	2	(1)	0	0	2	—	(5)
Organic Tenant Billings	$4,419	$1,035	$641	$792	$358	$2,826	$—	$7,245
New Site Tenant Billings	(2)	32	23	44	158	257	—	255
Total Tenant Billings	$4,417	$1,066	$665	$836	$516	$3,083	$—	$7,500
Foreign Currency Exchange Impact(5)	(0)	1	(39)	(72)	(51)	(161)	—	(161)
Total Tenant Billings (Current Period)	$4,416	$1,068	$626	$764	$465	$2,923	$—	$7,339

Straight-Line Revenue	461	(3)	(8)	28	4	21	20	502
Pre-paid Amortization Revenue	100	3	—	1	12	16	—	116
Other Revenue	30	196	(46)	15	20	185	746	961
International Pass-Through Revenue	—	425	528	438	252	1,643	—	1,643
Foreign Currency Exchange Impact(6)	(0)	3	(23)	(53)	(17)	(91)	—	(91)
Total Property Revenue (Current Period)	$5,006	$1,692	$1,077	$1,193	$736	$4,697	$767	$10,470
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$13.3	$(716.6)	$1,367.1	$1,696.7
Income tax provision (benefit)	21.9	(42.0)	154.2	24.0
Other expense (income)	367.3	675.7	248.5	(433.7)
Loss on retirement of long-term obligations	—	—	0.3	0.4
Interest expense	350.7	303.5	1,398.2	1,136.5
Interest income	(36.3)	(28.6)	(143.4)	(71.6)
Other operating expenses	161.2	669.0	377.7	767.6
Goodwill impairment	80.0	—	402.0	—
Depreciation, amortization and accretion	764.9	814.7	3,086.5	3,355.1
Stock-based compensation expense	37.7	31.2	195.7	169.3
Adjusted EBITDA	$1,760.7	$1,706.9	$7,086.8	$6,644.3
Total revenue	$2,786.7	$2,705.0	11,144.2	10,711.1
Adjusted EBITDA Margin	63%	63%	64%	62%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income	$13.3	$(716.6)	$1,367.1	$1,696.7
Real estate related depreciation, amortization and accretion	703.1	752.8	2,834.1	3,108.9
Losses from sale or disposal of real estate and real estate related impairment charges(1)	219.2	651.4	732.8	684.3
Dividends to noncontrolling interests(2)	(103.3)	(13.5)	(137.8)	(22.2)
Adjustments for unconsolidated affiliates and noncontrolling interests	25.6	(61.1)	(186.2)	(188.2)
Nareit FFO attributable to AMT common stockholders	$857.9	$613.0	$4,610.0	$5,279.5
Straight-line revenue	(130.6)	(149.4)	(472.0)	(499.8)
Straight-line expense	7.2	8.9	30.2	39.6
Stock-based compensation expense	37.7	31.2	195.7	169.3
Deferred portion of income tax and other income tax adjustments	(87.2)	(119.8)	(152.3)	(298.3)
GTP one-time cash tax settlement	—	1.7	—	48.3
Non-real estate related depreciation, amortization and accretion	61.8	61.9	252.4	246.2
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	12.9	11.8	49.8	47.5
Other expense (income)(3)	367.3	675.7	248.5	(433.7)
Loss on retirement of long-term obligations	—	—	0.3	0.4
Other operating expense(4)	22.0	17.6	46.9	83.3
Capital improvement capital expenditures	(79.1)	(64.7)	(201.2)	(176.2)
Corporate capital expenditures	(5.8)	(2.1)	(16.2)	(9.4)
Adjustments for unconsolidated affiliates and noncontrolling interests	(25.6)	61.1	186.2	188.2
Consolidated AFFO	$1,038.5	$1,146.9	$4,778.3	$4,684.9
Adjustments for unconsolidated affiliates and noncontrolling interests(5)	31.5	(54.1)	(166.8)	(168.2)
AFFO attributable to AMT common stockholders	$1,070.0	$1,092.8	$4,611.5	$4,516.7
Divided by weighted average diluted shares outstanding (in thousands)	467,453	466,696	467,162	462,750
AFFO attributable to AMT common stockholders per Share	$2.29	$2.34	$9.87	$9.76
_______________
(1)Three and twelve months ended December 31, 2023 include impairment charges of $205.3 million and $604.4 million, respectively, as well as a loss on the sale of the Company’s Mexico fiber business for the twelve months ended December 31, 2023. Impairment charges for the twelve months ended December 31, 2023 include goodwill impairment charges of $322.0 million for the India reporting unit recorded during the three months ended September 30, 2023, and $80.0 million for the Spain reporting unit recorded during the three months ended December 31, 2023. Three and twelve months ended December 31, 2022 include impairment charges of $641.5 million and $655.9 million, respectively, primarily in India.
(2)Three months and twelve months ended December 31, 2023 primarily includes distributions related to the outstanding mandatorily convertible preferred equity and to the outstanding common equity in connection with the Company’s agreements with certain investment vehicles affiliated with Stonepeak Partners LP.
(3)Three and twelve months ended December 31, 2023 include (losses) gains on foreign currency exchange rate fluctuations of $(377.7) million and $(330.8) million, respectively. Three and twelve months ended December 31, 2022 include (losses) gains on foreign currency exchange rate fluctuations of $(661.9) million and $449.4 million, respectively.

(4)Primarily includes acquisition-related costs, integration costs and disposition costs.
(5)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO.